EXHIBIT 14

CODE OF ETHICS

Introduction

Merrill Merchants Bancshares, Inc.’s reputation for honesty, integrity and security depends upon the ethical conduct of each director, officer and employee of Merrill Merchants Bancshares, Inc. (the “Company” including its subsidiary, Merrill Bank).  To protect this reputation, to assure uniformity in standards for ethical conduct, and to ensure compliance with applicable laws and regulations, the Company has established this Code of Business Conduct and Ethics. This Code covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of the Company (collectively referred to as “Company Personnel”).  All Company Personnel must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

In addition to this Code, the Company has adopted a Code of Ethics for the Senior Financial Officers, which establishes additional standards of conduct applicable to the Company’s chief executive officer and all of its senior financial officers (see Appendix A).

If a law conflicts with a policy in this Code, you must comply with the law.  Employees who have any questions about these conflicts should ask their supervisors how to handle the situation.  Directors and executive officers should refer any questions regarding such conflicts to the Company’s Human Resource Officer.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment.  If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 13 of this Code.

1.              Compliance with Law, Rules and Regulations

The Company seeks to conduct its business in compliance with applicable laws, rules and regulations.  No director, officer or employee shall engage in any unlawful activity in conducting the Company’s business or in performing his or her day-to-day Company duties, nor shall any director, officer or employee instruct others to do so.

2.              Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company.  A conflict situation can arise when Company Personnel take actions or have interests that may make it difficult to perform their roles within the Company objectively and effectively.  Conflicts of interest may also arise when Company Personnel or their family members receive improper personal benefits as a result of their relationship with the Company.  Loans to, or guarantees of obligations of, Company Personnel and their family members may create conflicts of interest.  Company Personnel are not permitted to process or approve any transactions between the Company and:

a.                 themselves:

b.                any of their family members;

c.                 any organization of which they or any of their family members are a sole proprietor, controlling shareholder, executive officer or partner;

d.                any trust or other estate in which they or their family members have a substantial beneficial interest, or for which they or their family members serve as trustee or in a similar capacity; or

e.                 any entity whereby the individual is serving as a director/trustee/officer of a company or a non-profit organization.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Human Resource Officer. The Human Resource Officer may notify the Audit Committee or the Board of Directors as deemed appropriate.  Actual or potential conflicts of interest involving a director, executive officer or our Human Resource Officer should be disclosed directly to the Chairman of the Board of Directors.

3.              Gifts

Gifts to or from customers, suppliers, or public officials require discretion and common sense.  Gifts of a nominal value (under $100) on special occasions or legitimate entertainment for proper business purposes are acceptable.  Gifts of such value or frequency as to be interpreted as a gratuity for doing business with the Company are prohibited.

Legacies by will or bequests to Company Personnel in return for services rendered in their capacity as a representative of the Company must be refused.  Legacies and bequests from relatives or persons who pose no past, present or future conflict of interest may be accepted.  Company Personnel that serve as a personal representative for a customer should notify our Human Resource Officer.

4.              Personal Financial Responsibility

Company Personnel are expected to maintain their personal finances in a responsible manner.  Company Personnel must conduct their personal affairs so there can be no opportunity for unfavorable reflection upon the Company, either expressed or implied.

5.              Insider Trading

Company Personnel who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.  All nonpublic information about the Company should be considered confidential information.  To use nonpublic information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.  In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing trading in the Company’s securities by Company Personnel. This policy has been distributed to Company Personnel and is included in the Company’s Employee Handbook.

6.              Corporate Opportunities

Company Personnel owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises.  Company Personnel are prohibited from:

a.               diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company,

b.                using the Company’s property or information or his or her position for improper personal gain, or

c.                 competing with the Company.

7.              Competition and Fair Dealing

Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success.  However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company’s reputation and long-term business prospects.  Accordingly, it is the Company’s policy that Company Personnel must endeavor to deal ethically, honestly and lawfully with the Company’s customers, suppliers, competitors and employees in all business dealings on the Company’s behalf.  Company Personnel shall not take unfair advantage of another person in business dealings on the Company’s behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

8.              Discrimination and Harassment

The diversity of the Company’s employees is an important asset.  We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination or harassment of any kind.  Limited examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

9.              Health and Safety

The Company strives to provide a safe and healthy work environment.  All Company Personnel have a responsibility for maintaining a safe and healthy workplace for each other by following safety and health rules and practices.  Personnel are required to report accidents, injuries, unsafe equipment, and unsafe practices or conditions.

Violent behavior and threatening behavior are not permitted.  Company Personnel should report to work free from the influence of alcohol or illegal drugs.  The Company will not tolerate the illegal use of drugs in the workplace.

10.       Accuracy of Records

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.  All of the Company’s books, records, accounts and financial statements must be maintained in appropriate detail, must fairly reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.  Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Company Personnel have the duty to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission and in other public communications.

Business records and communications often become public.  Company Personnel should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood.  This applies equally to e-mail, internal memos, and formal reports.  Records should always be retained or destroyed according to the Company’s record retention policies.  In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s Compliance Officer

11.       Confidential Information

Company Personnel must maintain the confidentiality of information entrusted to them by the Company, its customers or suppliers, except when disclosure is authorized by the Company or required by laws or regulations.  All information concerning customers or suppliers is considered confidential.  Specific details of a customer’s banking relationship with the Company are confidential.  The obligation to preserve confidential information continues even after your association with the Company ends.  The Company has adopted a Consumer Privacy Policy specifically regarding the protection of nonpublic personal information regarding the Company’s consumers or customers.  All Company Personnel are required to maintain the confidentiality of such information in accordance with that policy.

12.       Protection and Proper Use of Company Assets

All Company Personnel should endeavor to protect the Company’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation.  Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

13.       Reporting Concerns

Company Personnel are required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company.  Company Personnel are also required to report any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property.  If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to timely bring the matter to the attention of the Company’s Human Resource Officer.

The best starting point for Company Personnel seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor.  However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Human Resource Officer.

 Company Personnel may communicate with the Human Resource Officer by the following methods:

•                  In writing (which may be done anonymously), addressed to the Human Resource Officer either by facsimile to (207) 990-4075 or by U.S. mail to 201 Main Street, Bangor, Maine 04401;

•                  By e-mail to jmadigan@merrillmerchants.com (anonymity cannot be maintained)

Company Personnel must not use these reporting channels in bad faith or in a false or frivolous manner.  Further, employees should not use the Reporting Line to report grievances that do not involve the Code or other ethics-related issues.

Company Personnel must read the Company’s Audit Committee Complaint Procedures (available on the Company’s internal website under Policies and Procedures), which describes the Company’s procedures for the confidential, anonymous submission to the Audit Committee of reports regarding questionable accounting, internal accounting controls, or auditing matters.  Any employee may submit a good faith concern regarding questionable accounting or auditing matters or other improper activities without fear of dismissal or retaliation of any kind.

14.       Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps to (i) monitor compliance with the Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

The Company’s management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

15.       Employee Rights and Protections Against Discrimination and Retaliation

Employees have a right to confidentiality in the reporting of complaints under this policy.  In addition, the Company does not permit retaliation of any kind against employees for good faith complaints submitted pursuant to this policy.  Furthermore, no employee shall be adversely affected because the employee refuses to carry out a directive which, in fact, constitutes corporate fraud, or is a violation of state or federal law or regulation.

16.       Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Audit Committee of the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.  Any waivers of the Code for other employees may be made by the Human Resource Officer or Audit Committee of the Board of Directors. Any waiver shall be reported to the Company’s Board of Directors at their next scheduled meeting.

Appendix A

CODE OF ETHICS FOR
SENIOR FINANCIAL OFFICERS

This Code of Ethics applies to the Company’s Chief Executive Officer, Chief Financial Officer and Assistant Controller (“Senior Financial Officers”).  These Senior Financial Officers hold an important role in corporate governance to ensure that the financial affairs of the Company are conducted honestly, ethically, accurately, objectively, consistent with best accounting practices and in compliance with all applicable governmental law, rules and regulations.

All Senior Financial Officers shall:

1.               Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.               Provide information that is accurate, complete, objective, relevant, timely and understandable.

3.               Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

4.               Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

5.               Respect the confidentiality of information except when authorized or otherwise legally obligated to disclose.  Ensure confidential information acquired in the course of work is not used for personal advantage.

6.               Proactively promote ethical behavior.

Should any irregularities or breaches of this Code of Ethics be observed by any Senior Financial Officer, they are duly bound to report these to the Audit Committee of the Board of Directors.

ACKNOWLEDGEMENT OF RECEIPT OF
MERRILL MERCHANTS BANCSHARES, INC.’S
CODE OF BUSINESS CONDUCT AND ETHICS

By signing below, I acknowledge that I have received a copy of Merrill Merchants Bancshares, Inc.’s Code of Business Conduct and Ethics (the “Code”).  I acknowledge that I have read the Code and that I understand its contents.  I understand that a violation of the Code may result in disciplinary action up to and including the termination of my employment with the Company.

Signed

Name

Title

Date